Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer and
Chief Financial Officer
(972) 301-2450
www.minorplanetusa.com

Minorplanet Systems USA Begins Trading Today Under Nasdaq Symbol MNPLQ Due To Chapter 11 Filing; Will Appeal Feb. 2, 2004, Delisting Notification To Nasdaq Listings Qualifications Panel

RICHARDSON, Texas, Feb. 4, 2004 – Minorplanet Systems USA, Inc. (NASDAQ: MNPLQ), a leading provider of telematics-based management solutions for commercial fleets, announced today that its common stock begins trading under the symbol MNPLQ at the opening of business today on the Nasdaq SmallCap Market. The addition of the “Q” to the symbol results from the company’s filing on Feb. 2, 2004, of a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure its debt.

The company also received a letter from the Nasdaq Listing Qualifications Staff dated Feb. 2, 2004, indicating that, as a result of the bankruptcy filing in accordance with the Staff’s authority under Nasdaq Marketplace Rules 4330(a)(1) and 4300, the company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on Feb. 11, 2004, unless the company requests a hearing in accordance with the Marketplace Rule 4800 Series. The company plans to request an oral hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff’s decision in accordance with Marketplace Rule 4800 Series.

The Staff indicated that its decision was based on the following factors:

•	The company’s voluntary bankruptcy filing and associated public concerns raised by it;

•	Concerns regarding the residual equity interest of the company’s existing listed securities holders; and

•	Concerns about the company’s ability to sustain compliance with all requirements for continued listing on The Nasdaq Stock Market.

The company’s request for a hearing before the Panel will stay the delisting action until the Panel reaches a final decision on the company’s appeal, but there can be no assurances that the Panel will grant the company’s request for continued listing.

If the company fails to maintain its listing on the Nasdaq Stock Market, the company’s securities will not be immediately eligible to trade on the OTC Bulletin Board, since the company is the subject of bankruptcy proceedings. Although the company’s securities would not be immediately eligible for quotation on the OTC Bulleting Board, the company’s securities may become eligible to trade on the OTC Bulletin Board if a market maker submits an application to register in and quote the company’s securities in accordance with SEC Rule 15c2-11, and such application is cleared.

Minorplanet Systems USA undertook the voluntary bankruptcy action primarily to restructure $14.3 million in long-term debt. The company will remain in possession of its properties and assets as debtor-in-possession, and already has a commitment for $1.3 million of debtor-in-possession financing, subject to court approval.

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Minorplanet Systems USA, Inc. Begins Trading Today Under MNPLQ Symbol - Page 2

About Minorplanet Systems USA, Inc.

Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information™ (VMI™), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines the technologies of the global positioning system (GPS) and wireless vehicle telematics to monitor vehicles, minute by minute, in real time. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solution for large fleets like SBC Communications, Inc., which has approximately 32,800 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to maintain the company’s Nasdaq Stock Market listing; ability to emerge from Chapter 11 as a stronger and more financially viable entity; ability to obtain the necessary approval of a plan of reorganization by the creditors; ability to obtain confirmation of a plan of reorganization by the Bankruptcy Court; ability to obtain a valuation of the company at a level which allows the company to fully satisfy creditors’ claims by issuance of equity securities; ability to obtain approval of the Bankruptcy Court of the debtor-in-possession financing; ability to successfully expand sales and marketing presence to additional metropolitan areas; ability to commercially introduce a GPRS-capable VMI unit; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Minorplanet” is a federally registered trademark and service mark of Minorplanet Limited. “Vehicle Management Information,” “VMI,” “Minorplanet Systems USA” and the orb logotype are trademarks and service marks of Minorplanet Limited.

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(MNPL315)